Exhibit 99.2

ChaSerg Technology Acquisition Corp. Announces Closing of Underwriter’s Over-Allotment Option in Connection with its Initial Public Offering

New York, NY, Oct. 25, 2018 (GLOBE NEWSWIRE) -- ChaSerg Technology Acquisition Corp. (NASDAQ: CTACU) (the “Company”) announced today that it closed an additional 2,000,000 units pursuant to the underwriters’ over-allotment option in connection with its initial public offering at an offering price of $10.00 per unit, resulting in gross proceeds of $20,000,000 and bringing the total gross proceeds of the initial public offering to $220,000,000.

The Company’s units began trading on the NASDAQ Capital Market under the ticker symbol “CTACU” on October 5, 2018. Each unit consists of one share of the Company’s Class A common stock and one half of one warrant. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at $11.50 per share. Only whole warrants will trade. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on the NASDAQ Capital Market under the ticker symbols “CTAC” and “CTACW”, respectively.

The Company is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, but it intends to focus on companies in the technology industry.

Cantor Fitzgerald & Co. acted as sole book running manager in the offering. Chardan acted as lead manager. Ellenoff Grossman & Schole LLP acted as counsel to the Company and Graubard Miller acted as counsel to the underwriters.

Of the proceeds received from the consummation of the initial public offering (as well as the exercise of the over-allotment option) and a simultaneous private placement of units, $220,000,000 (or $10.00 per unit sold in the public offering) was placed in trust. An unaudited balance sheet of the Company as of October 25, 2018 reflecting receipt of the proceeds upon consummation of the initial public offering (as well as the exercise of the over-allotment option) and the private placements will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission (the “SEC”).

A registration statement relating to these securities has been filed with, and declared effective by, the SEC on October 4, 2018.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Lloyd Carney

ChaSerg Technology Acquisition Corp.

(619) 736-6855